EXHIBIT 4.4

                       ABB EMPLOYEE SHARE ACQUISITION PLAN
                                   US SCHEDULE


(1)  INTERACTION WITH THE PLAN

     The ESAP Board has determined that it is advisable to establish a sub-Plan for the purpose of permitting Awards granted to certain employees of US Participating Companies (as defined herein), each of which is a Participating Company, to qualify for certain favorable Federal income tax treatment in the United States. The ESAP Board, therefore, has established a sub-Plan as set forth in this Schedule for the purpose of granting Awards that qualify as Incentive Stock Options (as defined herein). The terms of the Plan shall, subject to the modifications in this Schedule, constitute the US Share Acquisition Sub-Plan to the ABB Employee Share Acquisition Plan (the "US Sub-Plan").

     Awards granted under the US Sub-Plan shall be Incentive Stock Options; however, to the extent that any such Award does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Award, or the portion thereof which does not so qualify, shall constitute a separate stock option other than an Incentive Stock Option.

     Awards granted to employees resident in the United States who are eligible to participate in the US Sub-Plan, pursuant to Section (5) hereof, will be subject to the US Sub-Plan.

(2)  DEFINITIONS

     Capitalized terms used in the US Sub-Plan shall have the same meanings as set forth in the ABB Employee Share Acquisition Plan unless a specific definition is set forth herein as follows:

     "Administrator" means ABB Inc.

     "Award" means a right to purchase Shares granted under the terms of the US Sub-Plan.

     "Code" means the United States Internal Revenue Code of 1986, as it may be amended from time to time, including regulations and rules thereunder and successor provisions and regulations and rules thereto.

     "Direct Hire Temporary Employee" means an individual who is hired by a US Participating Company as an interim replacement to supplement the work force or to assist in the completion of a specific project for a limited duration, including an individual who receives retention pay during periods between specific projects, and an individual hired on a per diem or "casual" basis such as an intern or a summer employee.

     "Employee" means, except as set forth in the immediately following sentence, any person who (a)(i) is a United States citizen or (ii) has been granted a working visa in the United States by the United States Immigration and Naturalization Service, and (b) is employed by a US Participating Company. An Independent Contractor is not an Employee. An "Independent Contractor" means an individual retained by a US Participating Company to provide specific and self-directed services, who has the right to direct the means and methods of accomplishing the results without direction by management, and who meets the requisite conditions under the Code for recognition as an independent contractor with respect to the US Sub-Plan.
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     "External Agency Resource" means an individual who is hired by a US
     Participating Company through a contractual arrangement with an external agency to supplement the regular workforce and who is employed by such agency and not by the US Participating Company.

     "Incentive Stock Option" means an Award granted to a Participant under the US Sub-Plan which conforms to the applicable provisions of Section 422 of the Code.

     "Non-Regular Status Worker" means a Direct Hire Temporary Employee or an External Agency Resource. The classification of an individual as a Non-Regular Status Worker with respect to the US Sub-Plan shall be determined by the US Participating Company, and that determination shall be final and binding, notwithstanding a contrary adjudication or any contrary determination by the United States Internal Revenue Service, the United States Department of Labor, or other governmental authority.

     "Parent" of any corporation means any present or future corporation, domestic or foreign, which is or would be a "parent corporation," as defined under section 424(e) of the Code, of such corporation.

     "Participant" means a person who holds an Award granted under the US Sub-Plan.

     "Regular Full-Time Employee" means an individual who is hired to work the normal complement of a full work week, however that period is defined by the individual's employer, who is paid from the payroll of the employer and whose duration of employment has no pre-determined end date.

     "Regular Part-Time Employee" means an individual who is hired to work less than the normal complement of a full work week, however that period is defined by the individual's employer, who is paid from the payroll of the employer and whose duration of employment has no pre-determined end date.

     "Regular Status Employee" means a Regular Full-Time Employee or a Regular Part-Time Employee. Regular Status Employees shall be designated as such on the payroll records of a US Participating Company, and such designation shall be wholly within the US Participating Company's sole discretion.

     "Subsidiary" of any corporation means any present or future corporation, domestic or foreign, which is or would be a "subsidiary corporation," as defined under section 424(f) of the Code, of such corporation.

     "US Participating Company" means (i) any Subsidiary of ABB Holdings Inc., or (ii) any United States Subsidiary of ABB Ltd as the Administrator may designate for participation in the US Sub-Plan.

(3)  SHARES SUBJECT TO US SUB-PLAN AND OFFER PRICE

     (a) For purposes of the US Sub-Plan, "Share" means an ADS representing one fully paid registered share of ABB, subject to adjustments by the ESAP Board to appropriately reflect the events described in Rule 10 of the Plan or any change or termination of ABB's ADR program.

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     (b)  The maximum number of Shares (after taking into account any adjustment in accordance with Rule 10 of the Plan relating to variations in the share capital of ABB) that may be issued under the US Sub-Plan shall be 10,000,000 Shares.

     (c) For purposes of the US Sub-Plan, the Offer Price of an Award shall be the closing price of a Share on the New York Stock Exchange on the Grant Date of such Award, as determined by the ESAP Board in accordance with the Plan. The Offer Price of an Award shall be stated in US Dollars.

(4)  ADMINISTRATION

     (a) The Administrator shall administer, manage and operate the US Sub-Plan in accordance with its terms and conditions; provided, however, that the Administrator shall have no authority to take any action pursuant to Rule 10 or Rule 11 of the Plan, subject to the Administrator's authority to amend the US Sub-Plan in accordance with Section (11) hereof.

     (b) The Administrator shall have all authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the US Sub-Plan. Without limiting the generality of the foregoing sentence or Section (4)(a), and in addition to the powers otherwise expressly designated to the Administrator herein, the Administrator shall have the exclusive right and discretionary authority to interpret the US Sub-Plan and ancillary agreements and documents relating to the US Sub-Plan; construe any ambiguous provision of the US Sub-Plan and/or any such agreements and documents and decide all questions concerning eligibility to participate in the US Sub-Plan. The Administrator may establish, amend, waive and/or rescind rules and regulations and administrative guidelines for carrying out the US Sub-Plan and may correct any errors, supply any omissions or reconcile any inconsistencies in the Plan (as it relates to the US Sub-Plan), the US Sub-Plan and/or any ancillary agreements and documents of the US Sub-Plan. The Administrator shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the US Sub-Plan. Decisions and actions by the Administrator with respect to the US Sub-Plan and any ancillary agreement or document of the US Sub-Plan shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under the US Sub-Plan and/or any such agreement or document.

     (c) Except to the extent prohibited by applicable law or the applicable rules of any stock exchange, the Administrator may, in its discretion, allocate all or any portion of its responsibilities and powers under this Section (4) to any one or more of its employees and/or delegate all or any part of its responsibilities and powers under this Section
          (4) to any person or persons selected by it; provided, however, that the Administrator may not delegate its authority to correct errors, omissions or inconsistencies in the Plan or the US Sub-Plan. Any such authority delegated or allocated by the Administrator under this Section (4) shall be exercised in accordance with the terms and conditions of the US Sub-Plan and any rules, regulations or administrative guidelines that may from time to time be established by the Administrator, and any such allocation or delegation may be revoked by the Administrator at any time.


(5)  ELIGIBILITY

     (a) An individual is eligible to participate in the US Sub-Plan if (and only if):

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     (i)  he is on the Grant Date an Employee; and

     (ii) he either:

          (1) is paid on a salaried basis, is classified as a Regular Status Employee and not a Non-Regular Status Worker, and is not represented by a collective bargaining agent, or if represented, the collective bargaining agreement provides for participation in the US Sub-Plan, or

          (2) is a domestic non-union hourly paid Employee, except for any such Employee as may be designated by the Administrator as ineligible for participation in the US Sub-Plan, or a member of those certain domestic union hourly paid groups whose collective bargaining agreement provides for participation in the US Sub-Plan.

     (b) Notwithstanding anything in paragraph (a) of this Section (5) to the contrary, an Employee who is on a leave of absence on the Grant Date shall not be eligible to participate in the US Sub-Plan.

     (c) If an individual employed by the US Participating Company is not eligible to participate in the US Sub-Plan, he shall not be eligible to participate in the Plan.

     (d) A leave of absence of a Participant shall not be deemed a termination of employment of the Participant for purposes of the US Sub-Plan to the extent permitted by the Code with respect to Incentive Stock Options, so long as such leave of absence is duly authorized in writing by the Administrator and such authorization expressly permits continued participation in the US Sub-Plan during such leave of absence.

     (e) This Section (5) of the US Sub-Plan is subject to the provisions of Rule 7 of the Plan.

(6)  CERTAIN LIMITATIONS ON AWARDS

     (a) Notwithstanding any intent to grant an Incentive Stock Option, an Award granted under the US Sub-Plan will not be considered an Incentive Stock Option to the extent that it, together with any other "incentive stock options" (within the meaning of Section 422 of the Code, but without regard to subsection (d) of such Section) granted under the US Sub-Plan, and under any other "incentive stock option" plans of the employer US Participating Company, any Subsidiary of such US Participating Company and any Parent of such US Participating Company, are exercisable for the first time by any Participant during any calendar year for Shares having an aggregate fair market value (determined as of the Grant Date of such Award) in excess of US$100,000 (or such other limit as may be required by the Code). The rule set forth in the preceding sentence shall be applied by taking Awards into account in the order in which they were granted and in compliance with Code Section 422(d).

     (b) No Incentive Stock Option shall be granted to an individual otherwise eligible to participate in the US Sub-Plan who owns (within the meaning of Section 424(d) of the Code), at the time the Award is granted, more than ten percent (10%) of the total combined voting power of all classes of stock of the US Participating Company employing the individual or a Subsidiary or Parent of such US Participating Company. This restriction does not apply if at the time such Incentive Stock Option is granted the

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

          Offer Price per Share subject to the Incentive Stock Option is at least 110% of the fair market value of a Share on the date such Incentive Stock Option is granted, and the Incentive Stock Option by its terms is not exercisable after the expiration of five years from such date of grant.

(7)  NO TRANSFER OF AWARDS

     An Award by its terms shall be personal and may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated by the Participant to whom such Award was granted, and such Award shall be exercisable only by such Participant.

(8)  CONDITIONS UPON ISSUANCE OF SHARES

     Shares shall not be issued with respect to an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law of the United States, including, without limitation, the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the rules and regulations respectively promulgated thereunder; and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted; and shall be further subject to the approval of counsel for ABB Holdings or a US Participating Company with respect to such compliance.

     As a condition to the exercise of an Award, ABB Holdings or a US Participating Company may require the Participant exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares and may require any other representation or warranty if, in the opinion of counsel for ABB Holdings or a US Participating Company, such a representation is required by any of the aforementioned applicable provisions of law.

(9)  EMPLOYEE SHARE ACCOUNT

     Any Shares transferred to a Participant upon exercise of such Participant's Award under the US Sub-Plan shall be held in such Participant's Employee Share Account in accordance with Rule 5 of the Plan, and shall not be transferred out of such Employee Share Account before the earliest to occur of (a) one year after the transfer of such Shares to such Participant and
     (b) such Participant's disposition of such Shares, subject to the last sentence of Rule 5(1) of the Plan.

(10) APPLICABLE LAW

     The US Sub-Plan and all rights hereunder shall be governed by and construed in accordance with English law. Should any provision of the US Sub-Plan be determined by a court of competent jurisdiction to be unlawful or unenforceable, such determination shall in no way affect the application of any of the remaining provisions of the US Sub-Plan.

(11) AMENDMENT OF US SUB-PLAN

     The Administrator may at any time, and from time to time, with or without prior notice, amend, alter, suspend or terminate the US Sub-Plan, retroactively or otherwise; provided, however, that no such amendment, alteration, suspension or termination shall violate the terms and conditions of the Plan; provided further, however, that, except as provided in Rule 10 of the Plan relating to variation in the share capital of ABB, no such amendment shall be effective unless approved by

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

     the shareholders of ABB and/or the shareholder of ABB Holdings, to the extent shareholder approval is necessary to satisfy any requirements of the Code relating to Incentive Stock Options.

     The Administrator may amend the terms of any Award theretofore granted, including any document or agreement relating thereto, retroactively or otherwise; provided, however, that no such amendment shall violate the terms and conditions of the Plan.

(12) SHAREHOLDER APPROVAL

     The US Sub-Plan shall be effective as of the date upon which it shall be adopted by the ESAP Board and the Board of Directors of ABB Holdings. The maximum number of Shares that may be issued under the US Sub-Plan and the employees eligible to participate in the US Sub-Plan shall be submitted to the shareholders of ABB and the shareholder of ABB Holdings for approval within twelve (12) months before or after the date of adoption of the US Sub-Plan by the ESAP Board and the Board of Directors of ABB Holdings. Notwithstanding any other provisions of the US Sub-Plan to the contrary, if the shareholders of ABB or the shareholder of ABB Holdings fail to approve such provisions of the US Sub-Plan within twelve months of such adoption of the US Sub-Plan, any Awards previously granted under the US Sub-Plan shall not qualify as Incentive Stock Options, but, rather, shall constitute stock options other than Incentive Stock Options.


(13) DURATION

     The US Sub-Plan shall terminate upon the earliest to occur of:

     (a) the effective date of a resolution adopted by the Administrator terminating the US Sub-Plan;

     (b)  the effective date of termination of the Plan by the ESAP Board;

     (c) the date all Shares subject to the US Sub-Plan are delivered pursuant to the US Sub-Plan's provisions; or

     (d) ten (10) years from the date the US Sub-Plan becomes effective in accordance with Section (12) of the US Sub-Plan.

     No Award may be granted under the US Sub-Plan after the earliest to occur of the events or dates described in the foregoing paragraphs (a) through
     (d) of this Section (13); however, Awards theretofore granted may extend beyond such date.

     All Awards previously granted under the US Sub-Plan shall continue in force and in operation after the termination of the US Sub-Plan, except as they may be otherwise terminated in accordance with the terms of the US Sub-Plan.

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

                           Plan Rules









       ABB ESAP LTD
       ABB EMPLOYEE SHARE ACQUISITION PLAN








                                                                             ABB
                                                                (OBJECT OMITTED)

                                    CONTENTS




      PREAMBLE.................................................................1


1.    ELIGIBILITY..............................................................1


2.    GRANT OF AWARDS..........................................................2


3.    LIMITS...................................................................3


4.    BUYING OF SHARES.........................................................3


5.    EMPLOYEE SHARE ACCOUNT...................................................5


6.    CESSATION OF EMPLOYMENT..................................................6


7.    TRANSFER OF EMPLOYMENT...................................................6


8.    EXITING THE PLAN.........................................................7


9.    CHANGE OF CONTROL........................................................7


10.   VARIATION OF CAPITAL.....................................................8


11.   ALTERATIONS..............................................................8


12.   MISCELLANEOUS............................................................9


13.   DEFINITIONS AND INTERPRETATION..........................................10

                                    PREAMBLE

     The Plan is a discretionary benefit offered by the ABB Group for the benefit of its employees, the purpose of which is to increase the interest of the employees in ABB's business goals and results through share ownership. The Plan is intended to encourage the employees' commitment to the goals of the ABB Group; shares purchased under the Plan, or any gain achieved by such acquisition, are not part of salary. The Plan is being offered for the first time in 2004 in selected countries and the ESAP Board shall have the right to decide, in its sole discretion, whether or not another Plan will be offered in the future and to which Participating Companies it shall extend.

     The Plan is a share purchase program where employees can choose to enroll and commit to save, into a Savings Account, a sum of money regularly for a period of twelve months at the end of which they have the choice to buy ABB shares at a price fixed at the beginning of the period, or to have their savings returned with interest. A plan cycle begins with the Invitation Date when invitations to participate are issued, followed by a 12-month "Savings Period" and ends at the execution of participants' purchase decision. Shares purchased under the Plan will be held in an Employee Share Account for and on behalf of the Participants. The employees interact directly with the Bank for further transactions of these shares.

     Participating in the Plan is an investment opportunity distinct from the employment contract. Each Participant therefore has to take his/her own investment advice and be responsible for the consequences of his/her participation in the Plan. By choosing to participate in the Plan the employee is treated as being aware of any risks associated with the investment and accepts them on his/her own free will.

     The detailed rules for the Plan are set out below. These rules together with the Savings Terms and the terms and conditions applicable to the Employee Share Account held with the Bank contain the legal terms and conditions regulating the Plan.

     All the definitions of the capitalised terms used in this document can be found in Rule 13 below.



1.   ELIGIBILITY

     An individual is eligible to be granted an Award under the Plan if :

     (a)  he is on the Grant Date an employee of a Participating Company; and

     (b)  he either:

          (i) on the Grant Date, has an employment contract with a Participating Company with an indefinite term; or

          (ii) on the Grant Date, has an employment contract with a Participating Company with a fixed term that will not expire until the end of the Savings Period; or

          (iii) on the Grant Date, has an employment contract with a Participating Company with a fixed term and has been an employee of a Group Company for a period of 12 months immediately preceding the Invitation Date; or

          (iv) has been declared eligible to participate by the ESAP Board.

     Eligibility is to be reviewed by Participating Companies in accordance with the above principles.

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2.   GRANT OF AWARDS

(1) Subject to Rule 3, the ESAP Board may grant an Award conferring the right to acquire Shares upon the terms set out in the Plan, to any individual who:

     (a)  is eligible to be granted an Award under Rule 1, and

     (b) has enrolled in the Plan and agreed to the Savings Terms under which he/she commits to make regular savings for a period of twelve months towards the purchase of the Shares. Pursuant to the Savings Terms, the savings shall be held by the Trustee on behalf of the Participants in a bank account operated by the Bank.

     To participate in the Plan, an eligible employee has to agree to make regular savings that can be used to buy the shares at the end of the Savings Period.

(2) Subject to Rule 3(2), the amount of the monthly contribution under the Savings Terms, and expressed in the Savings Currency, shall be the amount that the individual shall have specified in his/her application form that he is willing to save under the Savings Terms, provided that such amount shall not exceed:

     (a) such amount as is equal to 10% of his/her monthly gross salary (such amount to be determined in the absolute discretion of the Participating Company for which the individual works having regard to recurring cash items over the six months immediately preceding the Invitation Date) before any deductions; or

     (b) the Local Currency Equivalent of Swiss Francs 750 or such other maximum permitted amount and in such other currency, which may vary from country to country, as may from time to time be determined by the ESAP Board, whichever is lower.

     The ESAP Board may, in exceptional circumstances, allow such amount to be decreased during the term of the Savings Period.

     At the outset, employees can choose how much to save each pay day. This amount is fixed for the entire Savings Period, unless the ESAP Board approves, under exceptional circumstances, a decrease in the amount. There is a maximum savings amount, being the lower of 10% of monthly gross salary or Swiss Francs 750 a month. Savings are made in local currency.

(3) Subject to Rule 3, the maximum number of Shares (to be known as the Maximum Participation) in respect of which an Award may be granted to any individual shall be the number calculated in the following way:

     (a) the monthly amount determined by Rule 2(2) (ignoring any later reduction in this amount as may be permitted by the ESAP Board) shall be multiplied by 12;

     (b) the Swiss Franc Equivalent of this figure shall be calculated, if applicable;

     (c)  this will be divided by the Offer Price for that Award;

     (d)  this will be multiplied by 110%; and

     (e)  this will then be rounded up to the next multiple of 10 Shares.

     The Offer Price and the maximum number of shares that you can buy at the end of the Savings Period, called the Maximum Participation, are set at the beginning of a plan cycle. The calculation of the Maximum Participation deals with exchange rate movements between your local currency and the Swiss Franc and accounts for the interest to be earned on your savings by integrating a 10% allowance. If your local currency strengthens against the Swiss Franc, you may receive a refund of monies in excess of the amount necessary to purchase the Maximum Participation. On the contrary, if your local currency weakens against the Swiss Franc, your total savings and interest may not be sufficient to buy the Maximum Participation and you will have the choice (but not the obligation) to make a "top-up" payment if you wish to purchase the Maximum Participation.

(4) The price in Swiss Francs at which Shares may be acquired under an Award granted on any day shall be determined by the ESAP Board and stated on that day, and the price shall be the closing price paid for Shares on the Stock Exchange on the Grant Date of the Award or as otherwise provided in the relevant country schedule, if any.

     The price at which shares may be bought at the end of the Savings Period is set at the beginning of the Savings Period. The price is expressed in Swiss Francs.

(5) Awards shall normally be granted within one month from the Invitation Date and, as soon as reasonably practicable after the Grant Date, the Plan Administrator shall notify the Participants of the Offer Price, the Maximum Participation of the Award and the interest applicable to the contributions under the Savings Terms.

     Participants will be sent a confirmation letter showing the key details of their participation.

(6) An Award granted under the Plan to any individual shall not be capable of being pledged or transferred by him.

     Securities laws require ABB to limit participation in the Plan to ABB employees only.



3.   LIMITS

(1) No Awards shall be granted under the Plan to the extent that they exceed the number of Shares specified by the ESAP Board before the Grant Date as being available for the Plan.

(2) If the grant of Awards under the Plan on any day would but for this sub-rule cause any limit referred to in Rule 3(1) to be breached, the ESAP Board shall determine in a fair and reasonable manner how the grant of Awards should be scaled down.

     ABB may specify a maximum number of shares that will be available any given year under the Plan. If there is over subscription in any year, awards will have to be scaled back in a fair way.


4.   BUYING OF SHARES

(1) The buying of Shares subject to an Award shall be effected in the form and manner prescribed by the ESAP Board and communicated before the end of the Savings Period.

     Before the end of the Savings Period, you will be told the process to follow to buy shares or to ask for your savings and interest to be repaid.

(2) Subject to Rule 9, the buying of Shares subject to an Award shall take place on the date when the purchase decision is communicated and shall be completed on the Settlement Date and not before.

(3) The maximum number of Shares subject to an Award that may be purchased shall not exceed the Maximum Participation of that Award. Should the balance of the savings and accrued interest not be sufficient for that purpose, the Participant may contribute via his/her Participating Company an appropriate amount of money to allow the purchase of the Maximum Participation by such date as specified by the ESAP Board. Alternatively, if the balance of the account exceeds the amount required to purchase the Maximum Participation, the excess shall be refunded to the Participant.

     When setting the Maximum Participation, an allowance is made for foreign exchange fluctuations. In some cases the savings and interest at the end of the plan cycle will be insufficient to buy this maximum number of shares. You will have the choice (but not an obligation) to make a "top up" payment via payroll at the end of the plan cycle so that, if you wish, you can buy your Maximum Participation.

(4) If the Participant goes on maternity or paternity leave, military service, long term sickness or disability, or retires, and as a result thereof there is no payroll or insufficient payroll to deduct the Participant's monthly contributions in accordance with the Savings Terms, the contributions shall be interrupted and the Participant may remain enrolled in the Plan without adding more savings. At the end of the Savings Period, the Participant shall have the right to contribute an appropriate amount of money if he/she wishes to purchase the Maximum Participation in accordance with Rule 4(3).

(5) On the date and by such time as specified by the ESAP Board pursuant to Rule 4(1), the Participant must have notified the Company in such manner as the ESAP Board may determine that he/she either:

     (a) wishes to buy the Maximum Participation at the Offer Price and has given the appropriate authority for the accumulated contributions and interest paid pursuant to the Savings Terms and the payment envisaged by Rule 4(3), if any, to be transferred to the Company (or such other person as the ESAP Board may select) in order to pay for the Shares; or

     (b) wishes to buy the maximum number of Shares possible at the Offer Price using the Swiss Francs Equivalent of the accumulated contributions and interest and has given the appropriate authority for such sum to be transferred to the Company (or such other person as the ESAP Board may select) in order to pay for the Shares; or

     (c) does not wish to buy the Shares subject to that Award and has given the appropriate instruction for the accumulated contributions and interest paid pursuant to the Savings Terms to be repaid.

     At the end of the Savings Period, you have three choices: (1) buy the Maximum Participation (using the possibility to make a top-up payment), (2) use all your savings and interest (but no top up payment) to buy shares, or
     (3) ask for the savings and interest to be returned to you. You will have limited time to communicate this important choice.

(6) If the notification has not been made by the time specified in Rule 4(5) or if the notification is incomplete or otherwise defective, then this Rule 4(6) shall be the authority for the ESAP Board (or any other person nominated by the ESAP Board) to repay the accumulated contributions and interest paid pursuant to the Savings Terms to the Participant in full and final settlement and the Award shall forthwith lapse.

     If you do not make a choice or do not comply with the purchase process, your savings and interest will be returned to you.

(7) If the Participant has elected to purchase the Maximum Participation and if the appropriate amount of money referred to in Rule 4(3) necessary thereto has not been made available by the Participant by the date specified by the ESAP Board, then this Rule 4(7) shall be the authority for the ESAP Board (or any other person nominated by the ESAP Board) to repay the accumulated contributions and interest paid pursuant to the Savings Terms to the Participant in full and final settlement and the Award shall forthwith lapse.

     If you do not make available the money necessary to top-up, your savings and interest will be returned to you.

(8) In a case where any Group Company would be obliged to (or would suffer a disadvantage if it were not to) account, or has already been obliged to account, for any tax and/or for any social security contributions (in any jurisdiction) for which the Participant would be liable by virtue of his/her ownership or vesting of the Award or the purchase of Shares subject to the Award (together, the "Tax Liability") or any dealing costs associated with the sale of the Shares, this Rule 4(8) shall be the authority for the ESAP Board (or any other person nominated by the ESAP Board) to secure that payment of the Tax Liability and any such dealing costs is made (whether by authorising the sale of some or all of the Shares on his/her behalf and the payment to the Group Company of the relevant amount out of the proceeds of sale or otherwise).

     If your employer has to account for any tax on any profit made by you under the Plan, this clause authorises a sufficient number of your shares to be sold and for the sale proceeds to be used to pay the tax.

(9) Where Shares subject to an Award are bought, the ESAP Board, shall procure the issue or transfer of those Shares on the Settlement Date to the Employee Share Account opened with the Bank.



5.   EMPLOYEE SHARE ACCOUNT

     (1)  After the Settlement Date, the Participant may elect to:

          (a)  keep the Shares in the Employee Share Account;

          (b) transfer some or all of the Shares to his/her own brokerage account at his/her own cost . Should the Participant request the Bank to transfer the Shares to him/her, the Bank shall only be required to transfer such number of Shares rounded down to the nearest whole number and any fraction of a Share shall be forfeited by the Participant; or

          (c) sell some or all of the Shares at any time and receive the sales proceeds (less handling charges, taxes and duties).

          However, if the Participant is no longer employed by any Group Company, the Participant needs to transfer his/her Shares out of the Employee Share Account in accordance with Rule 6 below.

(2) The terms and conditions applicable to the Employee Share Account are set out in a separate document issued to the Participant during the Savings Period.

     The Employee Share Account is an arrangement where the Bank looks after your Shares for you. The cost of this service is met by ABB. Financial benefits derived from the ownership of Shares, such as dividend distributions, will automatically be reinvested in additional Shares, or fractions thereof, bought at the market price for you. You can ask for some or all of the Shares to be sold or taken out of the Employee Share Account at any time. You should note that it will not be possible for you to vote the shares while they are held in the Employee Share Account; this is because of administrative difficulties in arranging this.



6.   CESSATION OF EMPLOYMENT

(1) Subject to Rule 6(2) below, if for any reason, any Participant ceases to be an employee of a Group Company then:

     (a) any subsisting Award held by that Participant and for which the associated Savings Period has not been completed shall lapse on the date of cessation of employment and the Shares subject to that Award may not be bought;

     (b) the accumulated contributions (but no interest thereon) made under the Savings Terms associated with any Award as referred to in paragraph
          (a) above will be returned to the Participant; and

     (c) any Shares held by the Bank must be transferred out of the Employee Share Account within 60 (sixty) days of the last day of employment.

     For the avoidance of doubt, if a Participant ceases to be an employee of a Group Company after he/she has completed the Savings Period, paragraphs (a) and (b) above shall not apply.

(2) Rule 6(1) shall not apply in case of retirement of a Participant. In case of retirement, a Participant shall transfer out of the Employee Share Account any Shares held with the Bank within 60 (sixty) days of the later of: (i) the last day of employment, or, to the extent the Participant is enrolled in any given Plan cycle, (ii) the Settlement Date.

(3) If a Participant fails to give the appropriate instructions as may be reasonably required by the Bank in order to transfer the Shares out of the Employee Share Account as envisaged by Rules 6(1)(c) and 6(2) above, the terms and conditions applicable to the Employee Share Account will provide that the Shares shall be sold and the sale proceeds (less any dealing costs) shall be sent to the Participant.

(4) A Participant shall not be treated for the purposes of this Plan as having ceased to be an employee of a Group Company until such time as he/she is no longer employed by any Group Company.

     The Plan is a Plan for employees. Should you leave ABB before the end of a plan cycle, for whatever reason, you will lose the right to buy the shares but you will not lose your savings.



7.   TRANSFER OF EMPLOYMENT

(1) If a Participant's employment is transferred to another Group Company whose registered office is in the same country as that of the original Participating Company, the Participant shall continue to participate in the Plan on exactly the same terms.

(2) If a Participant's employment is transferred to another Group Company whose registered office is in a different country to that of the original Participating Company, then:

     (a) the Participant shall have the right to remain in the Plan but shall be prevented from making further contributions under the Savings Terms;

     (b) the Award shall not lapse and the Participant is, subject to applicable laws, entitled to purchase Shares in accordance with Rule 4 as if the Savings Period had continued as contemplated, and, for the avoidance of doubt, a Participant will be entitled to purchase his/her Maximum Participation in accordance with Rule 4(3); and

     (c) for the avoidance of doubt, any Shares held by the Bank in the Employee Share Account on behalf of the Participant do not have to be transferred out of the account.


8.   EXITING THE PLAN

     Where, before the expiration of the Savings Period, the Participant requests repayment of the contributions made under the Savings Terms or otherwise withdraws his/her savings made under the Savings Terms, then:

     (a) the Award shall immediately lapse and the Shares subject to that Award may not be bought;

     (b) the accumulated contributions (but no interest thereon) shall be repaid as soon as reasonably practicable; and

     (c) for the avoidance of doubt, any Shares held by the Bank in the Employee Share Account on behalf of the Participant do not have to be transferred out of this account.

     Participation is voluntary and participants are free to withdraw from the Plan at any time. Savings made by an employee will always be returned; interest will not be earned because interest is only payable at the end of the Savings Period. The right to buy the shares is lost.


9.   CHANGE OF CONTROL

(1) Unless otherwise decided by the ESAP Board, if there is a Change of Control of ABB, the following shall occur:

     (a) ESAP Board shall notify every Participant thereof as soon as practicable;

     (b) the Savings Period shall end on the date the Change of Control is notified as set out in paragraph (a) above;

     (c) every Participant shall be entitled to buy the Shares subject to an Award up to the Maximum Participation on such date as the ESAP Board may specify provided that this is not more than 45 days after the notification referred to in paragraph (a) and this date shall be the new Settlement Date of all Awards ; and

     (d)  if the Shares are not purchased at that time, the Award shall lapse.

     Notwithstanding the foregoing, in the event of a Change of Control, the ESAP Board will, depending on prevailing circumstances, consider the possibility to procure the alternative for Participants to purchase shares of the acquiring company rather than the Shares. In such a case, the ESAP Board shall take advice from a financial institution of good international standing with respect to the number of shares and the price per share which should apply with respect to the Awards.

     For the avoidance of doubt, the provisions of Rule 4 as modified by this Rule 9(1) shall apply in the case of Change of Control.

(2) For the purposes of Rule 9(1), a "Change of Control" means the acquisition in one or more transactions by any person or group, directly or indirectly, of beneficial ownership of shares representing more than fifty percent (50%) of the voting rights pertaining to the outstanding shares of common stock of ABB; provided, however, that any acquisition by ABB or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by ABB or any of its subsidiaries shall not constitute a Change of Control.

     In case of a takeover of ABB, you will be notified and you will maintain your right to buy Shares to the same extent as envisaged. However, you will most likely be offered to make your decision in the weeks following the change of control rather than at the end of the plan cycle. You will be given further detailed information should these circumstances ever arise.


10.  VARIATION OF CAPITAL

(1) In the event of any variation of the share capital of ABB, the payment of a special dividend or other comparable event as determined by the ESAP Board, the ESAP Board will take advice from a financial institution of good international standing with respect to appropriate adjustments (if any) to:

     (a)  the number of Shares subject to an Award; and/or

     (b)  the price at which Shares may be bought.

(2) As soon as reasonably practicable after making any adjustment under this Rule 10, the ESAP Board shall give notice in writing thereof to any Participant affected thereby.

     If there is any future change to the Shares, which could adversely affect your right to buy Shares, you will be informed of any change made to your right to buy the Shares.



11.  ALTERATIONS

     The ESAP Board acting fairly and reasonably may at any time alter the rules of the Plan and the terms of any Awards granted under it. This shall include, and shall not be limited to, the ESAP Board deciding to make some adjustments to the Rules due to local requirements, to bring forward the Settlement Date and permitting the early purchase of Shares or the return of the monies saved as a result of unforeseen circumstances.

12.  MISCELLANEOUS

(1) For the sole purpose of the administration, operation and fulfilment of the Plan and Participant's participation, personal data about the Participant (including (i) Participant's name, (ii) Participant's birth date, (iii) Participant's mailing address, (iv) Participant's monthly contribution, (v) payroll/bank account number/Brokerage account number, (vi) the company and the country codes and (vii) ABB internal personnel number (the "Personal Data")) may be transferred to and processed by his/her employing company and third parties (including the Plan Administrator, the Trustee, the Bank) in and outside of the Participant's country without further notification. Such Personal Data may be stored and used for further reference after the Participant's participation in the Plan has terminated for whatever reason. The Participant expressly consents to such processing and transfer of his/her Personal Data.

(2) The Plan (including the Savings Terms) is an investment opportunity distinct from the employment contract. Each Participant therefore has to take his/her own investment advice and be responsible for the consequences of his/her participation in the Plan. The Participant understands that he/she is investing in securities of a listed company, the value of which is subject to fluctuation. The Participant understands, inter alia, that the value of the Shares may fluctuate between the notification of the decision pursuant to Rule 4(5) and the Settlement Date.

(3) Participants may be subject to regulations on insider dealings in the respective jurisdictions. Therefore, Participants are advised to consult with legal advisors in their jurisdiction as to any restrictions with regard to participating in the Plan or dealing with the Shares conveyed under the Plan. For the avoidance of doubt, Participants are also reminded that they shall comply with ABB policies with respect to insider trading.

(4) The rights and obligations of any individual under the terms of his/her office or employment with a Group Company shall not be affected by his/her participation in this Plan or any right which he may have to participate in it and, for the avoidance of doubt, it is hereby expressly confirmed that participation in the Plan on one or more occasion shall not confer on an individual any additional rights under his/her contract of employment and shall not constitute part of any individual's remuneration. An individual who participates in the Plan hereby waives any and all rights to claim for compensation or damages as a result of the application of these Rules in case of termination of the Participant's office or employment for any reason whatsoever.

(5) In the event of any dispute or disagreement as to the interpretation of this Plan, or as to any question or right arising from or related to this Plan, the decision of the ESAP Board shall be final and binding upon all persons. In case of discrepancy between the English version of the Rules and a translation thereof in any other language, the English version of the Rules shall take precedence.

(6) No Group Company makes any representation as to the tax consequences (including any social security contributions) for any Participant in respect of his/her participation in the Plan. The tax treatment is difficult to predict and varies from country to country and from time to time. Each Participant therefore has to inform himself/herself of and be responsible for the tax consequences (including any social security contributions) of his/her participation in the Plan.

(7) Any notice or other communication under or in connection with this Plan may be given by personal delivery or by sending it by post, in the case of a company to its registered office, and in the case of an individual either to his/her last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his/her office or employment or to his/her allocated corporate e-mail address.

(8) The Rules of this Plan and the rights and obligations of any person thereunder shall be governed by and construed in accordance with the laws of England and Wales, and all parties shall respect the exclusive jurisdiction of the Courts of the district of Zurich.



13.  DEFINITIONS AND INTERPRETATION

(1)  In this Plan, unless the context otherwise requires:

     "ABB" means ABB Ltd. (registered in Switzerland under number
     CH-020.3.021.615-2);

     "Award" means a right to purchase Shares granted under the terms of the Plan;

     "Bank" means Citibank N.A. Jersey Branch or Citigroup Global Markets Inc. as the case may be, or such other persons as selected by the ESAP Board from time to time to operate respectively the Savings Account and the Employee Share Account.

     "Change of Control" has the meaning as set forth in Rule 9(2);

     "Company" means ABB ESAP Limited (registered in Guernsey under number
     38462);

     "Control" means the power of a person A to secure:

     (a) by means of the holding of shares or the possession of voting power in relation to a person B; or

     (b) by virtue of any powers conferred by the articles of association or other document regulating the affairs of person B; or

     (c) by being entitled to a right to a share of more than one-half of the assets or income of person B (in the case of person B being a partnership)

     that the affairs of person B are conducted in accordance with the wishes of person A;

     "Dealing Day" means a day on which the Stock Exchange is open for business;

     "Employee Share Account" means the account opened with and operated by the Bank where Shares purchased by a Participant will be held on his/her behalf.

     "ESAP Board" means the board of directors of the Company or a committee appointed by them;

     "Grant Date" means the date on which an Award is granted;

     "Group Company" means ABB or any company or limited liability partnership which is under the Control (directly or indirectly) of ABB;

     "Invitation Date" means the date selected by the ESAP Board when invitations to participate in the Plan will be issued;

     "Local Currency Equivalent" in relation to an amount of Swiss francs means the number of local currency units which are equivalent to that amount of Swiss francs by applying a rate of exchange as published in a national newspaper, as chosen by the ESAP Board, on the day that the calculation is being performed or, if monies are actually being converted, the rate of exchange at which the transaction was carried out;

     "Maximum Participation" in relation to any Award means the number of Shares determined by Rule 2(3);

     "Offer Price" means the price as determined by the ESAP Board under Rule 2(4) at which the Shares subject to an Award may be bought;

     "Participant" means a person who holds an Award granted under this Plan;

     "Participating Company" means ABB or any Group Company to which the ESAP Board has resolved that this Plan shall for the time being extend;

     "Plan" means the ABB Employee Share Acquisition Plan as herein set out but subject to any alterations or additions made under Rule 11;

     "Plan Administrator" means Abacus Corporate Services International Ltd. or such other person as selected by the ESAP Board from time to time to provide administrative services in relation to the Plan;

     "Trustee" means Abacus Corporate Nominees Ltd. or such other person as selected by the ESAP Board from time to time for the purpose set out in Rule 2(1)(b);

     "Savings Account" means the account opened with the Bank where the contributions of the Participants will be held in accordance with the Savings Terms;

     "Savings Terms" means an arrangement approved by the ESAP Board under which regular payments are made to the account opened in the name of the Trustee with the Bank;

     "Savings Period" means the period specified in the Savings Terms during which the regular payments are made to the account opened in the name of the Trustee with the Bank;

     "Savings Currency" means Swiss francs or such other currency selected by the ESAP Board, from time to time, for each country where the Plan is operated;

     "Settlement Date" subject to Rule 9, for any Award means the day 30 days after the end of the Savings Period , but if that day is not a Dealing Day, it shall be the first Dealing Day following that day;

     "Shares" means newly issued fully paid ordinary shares of ABB;

     "Stock Exchange" means the SWX Swiss Exchange or any other public market as selected by the ESAP Board on which the Shares are listed (and for the avoidance of doubt, the ESAP Board may select different stock exchanges for the different countries where the Plan is operated); and

     "Swiss Franc Equivalent" in relation to an amount denominated in a currency other than Swiss francs means the number of Swiss francs which are equivalent to that amount by applying a rate of exchange as published in a national newspaper, as chosen by the ESAP Board, on the day that the calculation is being performed or, if monies are actually being converted, the rate of exchange at which the transaction was carried out.

(2) Where a Participant is paid more frequently than monthly, references to monthly contributions shall mean:

     (a) in the event that a Participant is weekly paid, the sum of four weekly contributions;

     (b) in the event that a Participant is fortnightly paid, the sum of two fortnightly contributions; and

     (c) in the event that a Participant is four-weekly paid, the amount of that four-weekly contribution and contributions shall be deducted from the Participant's pay on each pay date rather than a single monthly deduction, provided that in the case of a Participant who is four-weekly paid, fortnightly paid or weekly paid deductions shall only be made in the first 48 (forty eight) weeks of the Savings Period.

(3) Any reference in this Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

(4) Expressions in italic and headings are for guidance only and do not form part of the rules of the Plan.